Exhibit 99.1
                                                                    ------------

Sovran Self Storage Reports Fourth Quarter Results: Revenues up 12.6%, Funds From Operations Per Share Increase 9.1%

    BUFFALO, N.Y.--(BUSINESS WIRE)--Feb. 16, 2005--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust
(REIT), reported operating results for the quarter and year ended December 31, 2004.
    Net income available to common shareholders for the fourth quarter of 2004 was $6.7 million or $.42 per diluted share. Net income available to common shareholders for the same period in 2003 was $5.0 million or $.35 per diluted share. Funds from operations for the quarter were $11.5 million or $.72 per fully diluted common share compared to $9.3 million or $.66 per fully diluted share for the quarter ended December 31, 2003. Strong revenue and operating income growth and the benefits earned from the previously announced redemption of the Series B Preferred Stock contributed to the Company's performance this quarter.
    David Rogers, the Company's Chief Financial Officer, commented, "We enjoyed a solid quarter. Our initiatives have really taken hold, our cost of capital is significantly reduced and our prospects on all fronts are very good for 2005."

    OPERATIONS:

    Total Company net operating income for the fourth quarter grew 13.9% compared with the same quarter in 2003 to $21.2 million. This growth was the result of improved operating performance and the income generated by the 10 stores acquired in 2004. Overall average occupancy for the quarter was 84.4% and average rent per square foot for the portfolio was $9.46.
    Revenues at the 260 stores owned and/or managed for the entire quarter in both years increased 5.6% over the fourth quarter of 2003, the result of a 4.1% increase in rental rates, a 20 basis point increase in average occupancy and a 23% increase in truck rental and other revenues. Increased personnel, utilities, and insurance costs were offset by lower property tax charges resulting in a net increase in same store operating expenses of 2.5%. As a result, same store net operating income improved by 7.3% over the 4th quarter of 2003.
    For the full year, the Company achieved a 5.4% increase in same store revenues, and incurred a 6.5% increase in operating expenses. This resulted in an increase in net operating income of 4.9% from the 255 stores owned/operated for all of 2003 and 2004.
    Strong performance was shown at the Company's stores throughout the Southeast, especially Florida, while some of the Ohio and Texas stores experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    No facilities were acquired or sold during the 4th quarter of 2004. At December 31, 2004, the Company was in negotiations to acquire five properties for an approximate total cost of $20 million. None of the five have been purchased as of today's date.

    CAPITAL TRANSACTIONS:

    In December, the Company increased its line of credit capacity from $75 million to $100 million, and provided for another $100 million of availability.
    Interest rate reductions were negotiated on the Company's $100 million five year note (it now pays 1.2% over LIBOR) and on the line of credit (it now pays 90 basis points over LIBOR).
    Both the five year note and the line of credit were extended by one year; the $100 million note now matures in September, 2009, and the line expires in September 2007, with the option to extend to 2008.
    During the quarter, the Company issued 335,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan. A total of $12.8 million was received, which was used to repay borrowings on the line of credit and fund property improvements.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended December 31, 2004.

    YEAR 2004 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 3.5 and 4%. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company is investing $6 to $7 million this year.
    In addition, the Company plans, over the next three years, to implement a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) space. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. Funding of these and the above mentioned improvements will be provided primarily from borrowings on the Company's line of credit, and issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is forecasting acquisitions of $50 million in 2005 and no sales of existing facilities.
    Recent cost increases incurred by the Company, especially for property insurance, Directors and Officers insurance, and fees and expenses associated with Sarbanes Oxley Section 404 Compliance, have negatively affected operating results in 2004. The Company expects these costs to continue and has adjusted guidance accordingly.
    At December 31, 2004, all but $33 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
    Management expects funds from operations for 2005 to be between $2.94 and $2.98 per share. Funds from operations for the first quarter of 2005 are projected at between $.69 and $.71 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Thursday, February 17, 2005. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 271 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.



SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)


                                                  December   December
                                                     31,        31,
(dollars in thousands)                              2004       2003
----------------------------------------------- ----------------------
Assets
  Investment in storage facilities:
     Land                                         $148,341   $134,248
     Building and equipment                        663,175    593,041
                                                ---------- -----------
                                                   811,516    727,289
     Less: accumulated depreciation               (109,750)   (90,682)
                                                ---------- -----------
  Investments in storage facilities, net           701,766    636,607
  Cash and cash equivalents                          3,105     20,101
  Accounts receivable                                1,530      1,626
  Receivable from related parties                       90         95
  Notes receivable from joint ventures               2,593      2,133
  Investment in joint ventures                       1,113      2,926
  Prepaid expenses                                   3,282      3,093
  Other assets                                       6,094      6,079
  Net assets of discontinued operations                  -     10,676
                                                ---------- -----------
     Total Assets                                 $719,573   $683,336
                                                ========== ===========

Liabilities
  Line of credit                                   $43,000     $9,000
  Term notes                                       200,000    200,000
  Accounts payable and accrued liabilities           9,121     10,069
  Deferred revenue                                   3,824      3,440
  Fair value of interest rate swap agreements        3,425      7,835
  Accrued dividends                                  9,663      8,592
  Mortgage payable                                  46,075     46,819
                                                ---------- -----------
     Total Liabilities                             315,108    285,755

  Minority interest - Operating Partnership         12,007     13,671
  Minority interest - Locke Sovran II, LLC          15,007     15,713

Shareholders' Equity
  9.85% Series B Cumulative Preferred Stock              -     28,585
  8.375% Series C Convertible Cumulative
   Preferred Stock                                  53,227     67,129
  Common stock                                         171        154
  Additional paid-in capital                       418,007    356,875
  Unearned restricted stock                         (1,774)    (1,722)
  Dividends in excess of net income                (61,751)   (48,069)
  Accumulated other comprehensive loss              (3,254)    (7,580)
  Treasury stock at cost                           (27,175)   (27,175)
                                                ---------- -----------
     Total Shareholders' Equity                    377,451    368,197
                                                ---------- -----------

  Total Liabilities and Shareholders' Equity      $719,573   $683,336
                                                ========== ===========


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                              October 1,   October 1,
                                                 2004         2003
                                                  to           to
                                             December 31, December 31,
(dollars in thousands, except per share data)    2004         2003
                                             -------------------------

Revenues:
  Rental income                                  $31,103      $27,718
  Other operating income                           1,043          824
                                              ----------   -----------
     Total operating revenues                     32,146       28,542

Expenses:
  Property operations and maintenance              8,346        7,540
  Real estate taxes                                2,597        2,381
  General and administrative                       3,255        2,441
  Depreciation and amortization                    5,217        4,737
                                              ----------   -----------
     Total operating expenses                     19,415       17,099
                                              ----------   -----------

Income from operations                            12,731       11,443

Other income (expense)
  Interest expense                                (4,486)      (4,277)
  Interest income                                     79          105
  Minority interest - Operating Partnership         (261)        (283)
  Minority interest - consolidated joint
   venture                                          (154)        (134)
  Equity in income of joint ventures                  53           89
                                              ----------   -----------

Income from continuing operations                  7,962        6,943
  Income from discontinued operations                  -          220
                                              ----------   -----------

Net Income                                         7,962        7,163
Preferred stock dividends                         (1,256)      (2,205)
                                              ----------   -----------
Net income available to common shareholders       $6,706       $4,958
                                              ==========   ===========

Per common share - basic:
  Continuing operations                            $0.42        $0.34
  Discontinued operations                              -         0.02
                                              ----------   -----------
    Earnings per common share - basic              $0.42        $0.36
                                              ==========   ===========

Per common share - diluted:
  Continuing operations                            $0.42        $0.33
  Discontinued operations                              -         0.02
                                              ----------   -----------
    Earnings per common share - diluted            $0.42        $0.35
                                              ==========   ===========

Common shares used in basic
 earnings per share calculation               15,804,391   13,925,050

Common shares used in diluted
 earnings per share calculation               15,965,425   14,090,804

Dividends declared per common share              $0.6050      $0.6025
                                              ==========   ===========

                                              January 1,   January 1,
                                                 2004         2003
                                                  to           to
                                             December 31, December 31,
(dollars in thousands, except per share data)    2004         2003
                                             -------------------------

Revenues:
  Rental income                                 $119,605     $108,524
  Other operating income                           3,681        2,890
                                              ----------   -----------
     Total operating revenues                    123,286      111,414

Expenses:
  Property operations and maintenance             32,166       28,545
  Real estate taxes                               11,014        9,977
  General and administrative                      11,071        9,616
  Depreciation and amortization                   19,895       18,687
                                              ----------   -----------
     Total operating expenses                     74,146       66,825
                                              ----------   -----------

Income from operations                            49,140       44,589

Other income (expense)
  Interest expense                               (17,408)     (15,102)
  Interest income                                    301          416
  Write-off of unamortized financing fees              -         (713)
  Minority interest - Operating Partnership       (1,043)      (1,176)
  Minority interest - consolidated joint
   venture                                          (499)        (614)
  Equity in income of joint ventures                 207          186
                                              ----------   -----------

Income from continuing operations                 30,698       27,586
  Income from discontinued operations              1,306          837
                                              ----------   -----------

Net Income                                        32,004       28,423
   Redemption amount in excess of carrying
     value of Series B Preferred Stock            (1,415)           -
Preferred stock dividends                         (7,168)      (8,818)
                                              ----------   -----------
Net income available to common shareholders      $23,421      $19,605
                                              ==========   ===========

Per common share - basic:
  Continuing operations                            $1.45        $1.41
  Discontinued operations                           0.09         0.06
                                              ----------   -----------
    Earnings per common share - basic              $1.54        $1.47
                                              ==========   ===========

Per common share - diluted:
  Continuing operations                            $1.44        $1.40
  Discontinued operations                           0.09         0.06
                                              ----------   -----------
    Earnings per common share - diluted            $1.53        $1.46
                                              ==========   ===========

Common shares used in basic
 earnings per share calculation               15,160,873   13,345,517

Common shares used in diluted
 earnings per share calculation               15,294,881   13,473,369

Dividends declared per common share              $2.4150      $2.4050
                                              ==========   ===========

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1)
(unaudited)

                                              October 1,   October 1,
                                                 2004         2003
                                                  to           to
                                             December 31, December 31,
(dollars in thousands, except per share data)    2004         2003
                                             -------------------------

Net income                                        $7,962       $7,163
Minority interest in income                          415          417
Depreciation of real estate and amortization of
 intangible assets exclusive of deferred
 financing fees                                    5,037        4,487
Depreciation of real estate included in
 discontinued operations                               -           73
Depreciation and amortization from
 unconsolidated joint ventures                       123          122
Gain on sale of real estate                          (33)           -
Preferred dividends                               (1,256)      (2,205)
Funds from operations allocable to
 minority interest in Operating Partnership         (372)        (368)
Funds from operations allocable to
 minority interest in Locke Sovran II, LLC          (403)        (372)
                                              ----------   -----------
Funds from operations available to common
 shareholders                                     11,473        9,317
FFO per share - diluted                            $0.72        $0.66

                                              January 1,   January 1,
                                                 2004         2003
                                                  to           to
                                             December 31, December 31,
(dollars in thousands, except per share data)    2004         2003
                                             -------------------------

Net income                                       $32,004      $28,423
Minority interest in income                        1,542        1,790
Depreciation of real estate and amortization of
 intangible assets exclusive of deferred
 financing fees                                   19,175       17,856
Depreciation of real estate included in
 discontinued operations                              90          293
Depreciation and amortization from
 unconsolidated joint ventures                       473          460
Gain on sale of real estate                       (1,137)           -
Preferred dividends                               (7,168)      (8,818)
Redemption amount in excess of carrying
 value of Series B Preferred Stock                (1,415)           -
Funds from operations allocable to
 minority interest in Operating Partnership       (1,333)      (1,563)
Funds from operations allocable to
 minority interest in Locke Sovran II, LLC        (1,475)      (1,539)
                                              ----------   -----------
Funds from operations available to common
 shareholders                                     40,756       36,902
FFO per share - diluted                            $2.66        $2.79

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.





QUARTERLY SAME STORE DATA (2)             October  October
                                             1,       1,
                                           2004     2003
                                            to       to
(dollars in thousands)                    December December Percentage
                                          31, 2004 31, 2003   Change
                                          ----------------------------
Revenues:
  Rental income                            $30,565  $29,070    5.1%
  Other operating income                       981      797   23.1%
                                          -------- -------- ----------
     Total operating revenues               31,546   29,867    5.6%

Expenses:
  Property operations, maintenance, and
   real estate taxes                        10,582   10,327    2.5%
                                          -------- -------- ----------

Operating income                           $20,964  $19,540    7.3%

(2) Includes the 260 stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA (3)         January  January
                                            1,       1,
                                           2004     2003
                                            to       to
(dollars in thousands)                   December December  Percentage
                                         31, 2004 31, 2003    Change
                                         -----------------------------
Revenues:
  Rental income                          $116,582 $111,083        5.0%
  Other operating income                    3,419    2,718       25.8%
                                         -------- --------  ----------
     Total operating revenues             120,001  113,801        5.4%

Expenses:
  Property operations, maintenance, and
   real estate taxes                       42,329   39,762        6.5%
                                         -------- --------  ----------
Operating income                          $77,672  $74,039        4.9%

(3) Includes the 255 stores owned and/or managed by the Company for the entire periods presented.





OTHER DATA                                    Same           All
                                             Store (2)      Stores
                                            ------------ -------------
                                             2004  2003    2004  2003
                                            ------------ -------------

Weighted average quarterly occupancy         85.2% 85.0%   84.4% 85.0%

Occupancy at December 31                     84.7% 84.4%   83.9% 84.4%

Rent per occupied square foot                $9.38 $9.01   $9.46 $9.02





Investment in Storage Facilities:
---------------------------------
The following summarizes activity in storage facilities during the twelve months ended December 31, 2004:

Beginning balance                                            $727,289
  Property acquisitions                                        66,373
  Improvements and equipment additions:
      Dri-guard / climate control installations                 1,909
      Expansions                                                5,676
      Roofing, paving, painting, and equipment                  9,415
      Rental trucks                                             1,075
  Dispositions                                                   (221)
                                                             ---------
Storage facilities at cost at period end                     $811,516
                                                             =========




                                             December 31, December 31,
                                                 2004         2003
                                             -------------------------

Common shares outstanding at December 31      15,972,227   14,259,863
Operating Partnership Units outstanding at
 December 31                                     494,269      540,745


    CONTACT: Sovran Self Storage, Inc
             David Rogers
             or
             Diane Piegza, 716-633-1850